Exhibit 10.3

MANTECH INTERNATIONAL CORPORATION

Executive Term Sheet

For 2009 Executive Incentive Compensation Plan

[Date]

[Name]:

The Compensation Committee of the Board of Directors (the “Committee”) has determined that you are eligible to participate in the Company’s 2009 Executive Incentive Compensation Plan (the “Plan”). Your participation shall be subject to the terms and conditions of this Term Sheet and the Plan. A copy of the Plan is attached to this Term Sheet. All capitalized terms in this Term Sheet have the meanings ascribed to them in the Plan.

Target Award. The Committee has established a Target Award for you of [xx]% of your base salary. The Target Award is the amount of incentive compensation that you will earn if 100% of your Participant Goals are achieved.

Calculation of Incentive Compensation. A calculation worksheet is attached to this Term Sheet as Exhibit A. Also included on the calculation worksheet are your Participant Goals and weighting factors, as approved by the Committee. The amount of incentive compensation you earn, if any, will be determined by multiplying your Business Unit Performance Score by the Company Performance Score, which shall yield a Final Score. The Final Score shall then be converted into an Award Percentage using the conversion table included on Exhibit A. The Award Percentage will then be multiplied by your base salary to yield the incentive compensation payment earned hereunder.

•	If either the Business Unit Performance Score or the Company Performance Score does not meet or exceed 90%, then no incentive compensation will be paid hereunder.

•	The maximum total incentive compensation that you can earn hereunder is an amount equal to [xx]% of your base salary.

•

Any incentive compensation payments earned will be paid in accordance with the provisions of the Plan and the Company’s practices, in a lump sum cash payment after the financial results for 2009 have been finally determined and on or before March 15, 2010.

Unless the Committee, in its discretion, determines otherwise, your rights to receive the incentive compensation earned hereunder will be forfeited if you are not still an employee of the Company on December 31, 2009. Consistent with the terms of the Plan, the Committee may reduce the incentive compensation earned hereunder in its discretion if it deems appropriate. Notwithstanding anything else herein, no incentive compensation earned hereunder shall be paid until formally approved by the Committee. The Company will withhold an appropriate amount from such incentive compensation for the payment of all applicable withholding taxes.

ManTech International Corporation

By:
Title:

Term Sheet for Business Unit Executive